FOR IMMEDIATE RELEASE                                  Contact: Jim Matthews
                                           Vice President, Treasurer
                          770-395-4577

Georgia Gulf Corporation Commences Tender Offer and Consent Solicitation for 10 3/8% Senior Subordinated Notes

ATLANTA, Ga., November 3, 2003 – Georgia Gulf Corporation (GGC) announced today that it has commenced a tender offer for any and all of its $200 million outstanding principal amount of 10 3/8% Senior Subordinated Notes due 2007. In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments to the indenture governing the notes.
The purchase price of $1,033.13 will be paid for notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, December 2, 2003, unless extended or earlier terminated. In addition, noteholders will receive a consent payment of $20.00 per $1,000 principal amount of notes validly tendered and accepted for purchase pursuant to the offer if they tender their Notes and provide their consents to the proposed amendments on or prior to 5:00 P.M., New York City time, on Monday, November 17, 2003, unless such date is extended or earlier terminated. The total consideration for notes tendered with consents and not withdrawn prior to the expiration of the consent period on November 17, 2003 will be $1053.13 per $1,000 principal amount of notes tendered.
Noteholders who tender their notes will be required to consent to the proposed amendments, and noteholders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. Notes validly tendered prior to the consent date of November 17, 2003 that are not validly withdrawn prior to the consent date may not be withdrawn, and related consents may not be revoked, after the consent date. Notes tendered after the consent date may be withdrawn prior to the expiration date of the tender offer.
The obligations to accept for purchase and to pay for notes in the tender offer is conditioned on, among other things, the following:
  there being validly tendered and not validly withdrawn a majority in aggregate principal amount of the outstanding notes, the execution of a supplemental indenture to the indenture governing the notes, following receipt of consents to the proposed amendments from the holders of not less than a majority in aggregate principal amount of outstanding notes, the receipt by the Company of consent to the tender offer and consent solicitation under the Company's credit agreement, and there being available from one or more financings, including new bank financing, all of the proceeds necessary to fund the payment of the aggregate consideration payable for the notes and for the consents duly delivered and the other expenses of the tender offer.
Georgia Gulf has retained J.P. Morgan Securities Inc. and Banc of America Securities LLC to serve as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. SunTrust Bank is acting as the Depositary and Trustee in the tender offer and consent solicitation. D. F. King & Co., Inc. is acting as the Information Agent in the tender offer and consent solicitation.
The tender offer and consent solicitation is made pursuant to an Offer to Purchase and Consent Solicitation Statement dated November 3, 2003 and a related Letter of Transmittal and Consent, which more fully describe the terms and conditions of the tender offer and consent solicitation.
This announcement is not an offer to purchase, a solicitation of an offer to purchaser, or a solicitation of consents. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.
Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.
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This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.